Exhibit 99.2
Homeowner Affordability and Stability Plan
HFA Initiative: Support for State and Local Housing Finance Agencies
On February 18, President Obama announced the Homeowner Affordability and Stability Plan, a comprehensive plan to stabilize the U.S. housing market by supporting low mortgage rates, providing alternatives to foreclosures, and expanding access to refinancing and loan modifications through the Making Home Affordable program. The plan is working. Millions of Americans have refinanced to lower rates, mortgage markets are helping families buy their own homes, and our modification initiative is giving households a second chance to stay in their homes.
We need to continue this progress and provide families with access to affordable rental housing and homeownership. To achieve that continued progress, and fulfilling a part of the Homeowner Affordability and Stability Plan first outlined in February, today the Administration, together with the Federal Housing Finance Agency (FHFA), Fannie Mae and Freddie Mac (the GSEs), is announcing an initiative to provide support to state and local housing finance agencies (HFAs). Using authority provided to the Treasury Department under the Housing and Economic Recovery Act of 2008 (HERA), this initiative will help support low mortgage rates and expand resources for low and middle income borrowers to purchase or rent homes that are affordable over the long term. HFAs have historically played a central role in providing a safe, sustainable path to homeownership for working families in all 50 states and many localities across the country. Over the years, state and local HFAs have helped finance over 3 million affordable rental homes and helped over 3 million working families obtain financing for new homes.
The HFA Initiative will...
▪	provide hundreds of thousands of affordable mortgages for working families;

▪	enable the development and rehabilitation of tens of thousands of affordable rental properties;

▪	provide refinancing opportunities for at-risk borrowers to convert to sustainable mortgages;

▪	be paid for by HFAs — not taxpayers;

▪	incentivize HFAs to transition back to market sources of capital as quickly as possible;

▪	maintain viability of HFAs to preserve important role in providing housing resources.
Recently, state and local HFAs have experienced a number of challenges in the course of the housing downturn that have limited their ability to continue their established role as leaders in providing affordable housing resources for working families. The HFA Initiative is designed to maintain the viability of HFA lending programs and infrastructure on a temporary basis, helping bridge this difficult transition period as HFAs resume their normal activities. Each HFA that would like to participate will be asked to develop a program participation request in consultation with Treasury, Fannie Mae, and Freddie Mac, indicating their desired level of participation in either the new bond or liquidity program. This bottom-up review will prudently shepherd program resources, so the program will not be sized any larger than needed to meet specific demand. In addition, to use the HFA Initiative programs, HFAs will pay fees set to minimize costs to the Treasury Department and to taxpayers.

HFA Initiative: Support for State and Local Housing Finance Agencies
1. Temporary New Issue Bond Program (NIBP)
▪	Impact: New lending for homeownership and rentals for working families

▪	Mechanism: Temporary financing for HFAs to issue new mortgage revenue bonds
2. Temporary Credit and Liquidity Program (TCLP)
▪	Impact: Support for housing market stability by preserving viability of HFAs

▪	Mechanism: Reducing costs of maintaining existing financing for HFAs

1.	A New Issue Bond Program to Support New Lending for Homeownership and Rental Housing for Working Families. The New Issue Bond Program (NIBP) will provide temporary financing for HFAs to issue new housing bonds to fund new mortgages. The program may support up to several hundred thousand new mortgages to first time homebuyers this coming year, as well as refinancing opportunities to put at-risk, but responsible and performing, borrowers into more sustainable mortgages. The NIBP will also support development of tens of thousands of new rental housing units for working families.

How the Program Works:
•	Temporary financing for HFAs to issue new mortgage revenue bonds. Using HERA authority, Treasury will purchase securities of Fannie Mae and Freddie Mac backed by these new housing bonds. This will temporarily allow the HFAs to issue an amount of new housing bonds equal to what they would ordinarily be able to issue with the allocations provided them by Congress but are generally unable to issue given the current challenges in housing and related markets.
▪	Program sized to meet demand. Each HFA that desires to participate will be asked to develop a program participation request in consultation with Treasury, Fannie Mae, and Freddie Mac, indicating their desired level of participation in the NIBP. These requests for new issuance should generally not exceed what the HFA would have received in allocation from Congress for a similar period through 2010 and will generally follow the allocation formula established for 2008 by HERA. If total program demand is smaller than these guidelines would allow, the total program size will be capped at a lower amount.

▪	Allocation among state and local HFAs based on HERA allocations. Both state and local HFAs can develop and submit requests. If a 2008 HERA allocation was allocated among state and local HFAs, this formula will generally be used as a baseline for NIBP allocations. Alternatively, if a 2008 HERA allocation was not allocated among state and local HFAs at the state level, Treasury will determine a final state level allocation among state and local HFAs after program requests are considered.

▪	Support for both single-family and multi-family bonds. HFAs can request that a portion or all of their NIBP allocation be used to issue single or multi-family bonds. The amount of multi-family bond issuance will be subject to a cap at the program level. Two types of multi-family bonds will be allowed under the program: bonds that finance single-projects and bonds where proceeds can be used to finance multiple-projects that are approved or guaranteed by Fannie Mae, Freddie Mac, or the Federal Housing Administration. Both single-family and multi-family bond issuance will also be subject to additional requirements.

▪	Protecting taxpayers. HFAs will pay the GSEs and Treasury an amount intended to cover both the cost of financing the newly issued bonds as well as a fee designed to cover risk posed by the HFA. Generally speaking, the interest rate on newly issued HFA bonds will be set to equal a short-term Treasury interest rate for the period in which the proceeds are held in reserve before being drawn down by the HFAs to originate mortgages. Within 30 days of the proceeds being drawn down, the interest rate on the bond will increase to cover Treasury’s cost of financing (set at the 10-year Treasury rate) plus the additional fee designed to offset risk to the taxpayer.

▪	Required sale of bonds to private market to impose market discipline and further leverage investment. All new bond issuance and Treasury purchases of related GSE securities must occur by December 31, 2009. The proceeds from issued bonds will be placed in escrow until used by the HFAs to fund new mortgages in 2010. Before the HFAs can use the proceeds, they will be required to sell to the private market an amount of shorter-term bonds in a ratio equal to 40 percent of aggregate bond proceeds, with the other 60 percent of bonds represented by the bonds purchased through NIBP. This means that our temporary investment will be leveraged to create even more low-rate mortgages for working families, while at the same time using market discipline to help mitigate risk to the taxpayer.
2.	Temporary Credit and Liquidity Program to support housing market stability by preserving viability of HFAs. Fannie Mae and Freddie Mac will administer a Temporary Credit and Liquidity Program (TCLP) for HFAs to help relieve current financial strains and enable them to continue to serve their important role in providing housing resources to working families. The TCLP will provide HFAs with temporary credit and liquidity facilities to help the HFAs maintain their financial health and preserve the viability of the HFA infrastructure so that that HFAs can continue their Congressionally supported role in helping provide low-rate mortgages to hundreds of thousands of first-time homebuyers and facilitating the construction of hundreds of thousands of affordable rental units, as well as continue their other important activities in communities.

How the Program Works:
▪	Reducing costs of maintaining existing financing for HFAs. Through Fannie Mae and Freddie Mac, the TCLP will provide replacement credit and liquidity facilities to HFAs that will help reduce the costs of maintaining existing financing for the HFAs. Treasury will backstop the replacement liquidity by purchasing a participation interest in the GSE temporary credit and liquidity facilities for the HFAs using HERA authority. Replacement liquidity facilities must be arranged through the GSEs by December 31, 2009.
▪	Program sized to meet demand. Each HFA that desires to participate in the HFA Initiative will be asked to develop a program participation request indicating its desired level of participation in the TCLP. Both state and local HFAs can develop and submit requests. HFAs can request replacement facilities for either single or multi-family bonds. The program will be subject to a cap but will only be sized large enough to address specific demand from qualified HFAs. In aggregate, participation requests will be limited because the program only applies to existing housing bonds and will generally only be provided to support bonds that have been issued under past Congressional allocations. However, if requests come in much higher than expected, the program size may be subject to a further cap as needed to protect taxpayers.

▪	Protecting Taxpayers. The HFAs will pay the GSEs and Treasury a fee designed to cover risk posed by the HFA. Other specific features of the program are also designed to maintain the health of the HFAs while still protecting the taxpayer, such as limiting the requirement for accelerated amortization of principal for bonds that end up using the program.

▪	Temporary solution, with incentives for HFAs to quickly transition back to market financing. The fee for HFAs to use the TCLP will increase over time. This increasing cost to the HFAs will encourage the HFAs to transition from the TCLF to private market financing alternatives as quickly as possible.

▪	Terms designed to facilitate sustainable business models for housing agencies. The liquidity facilities under the TCLP program are only available for outstanding bonds.

Background on State and Local HFAs
State and local HFAs are agencies or authorities created by state law that are charged with helping persons and families of low or moderate income attain affordable housing. State and local HFAs operate in all 50 states and many cities across the country. Over the years, state and local HFAs have helped finance over 3 million affordable rental homes and helped over 3 million working families obtain financing for new home purchases. HFAs also provide refinancing and modification opportunities to homeowners at risk of foreclosure, to enable them to convert to more affordable and sustainable mortgages. In addition, HFAs serve other functions related to providing affordable housing resources, such as providing homeownership education and allocating low income housing tax credits.
Record of Sustainable Homeownership. In recent years, as the private market offered increasingly risky loans, HFAs continued to offer responsible mortgage products – generally fully underwritten, 30-year fixed rate loans, most of them guaranteed by the GSEs or the FHA, or often otherwise re-insured through private mortgage insurers – and a unique delivery system including direct homeownership education and counseling. Because of high quality mortgage products, sound underwriting and proactive servicing, HFAs have established a record of sustainable homeownership for working families. Performance of HFA loans has materially outperformed most other loan types, especially when controlling for borrower profile. The chart below demonstrates the performance of HFA loans as compared to prime and subprime loans.
60+ Day Delinquency Rates by Loan Type
Economic Challenges for HFAs. State and local HFAs have experienced a number of challenges in the course of the housing downturn, including a lack of liquidity support for existing variable rate bonds and an inability to issue new bonds to fund single-family and multi-family loans. Overall, market conditions have undermined the ability of the HFAs to maintain their important role in the housing market. The HFA Initiative aims to restore the viability of HFAs and the important housing functions they provide.
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